UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 30, 2007
ASIA PREMIUM TELEVISION GROUP, INC
(Exact name of registrant as specified in its charter)

Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 602, 2 North Tuanjiehu Street, Chaoyang District, Beijing, 100026, P.R.C.
(Address of principal executive Offices) (Zip Code)

Registrant’s telephone number, including area code		86-10-6582-7900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Common Stock and Warrant Private Placement.  On July 22, 2007, we executed a subscription agreement with certain accredited investors pursuant to which we agreed to issue 1,000,000 common shares of our common stock and 1,000,000 common stock warrants. The closing of the financing under the subscription agreement remains subject to satisfaction of certain closing conditions.

The aggregate gross proceeds from the sale of our common stock and warrants is $800,000.

The Company has agreed to prepare and file within thirty (30) days following the date hereof a registration statement covering the resale of such number of shares of the Registrable Securities as the Investors shall elect by written notice to the Company, and absent such election, covering the resale of all of the shares of the Registrable Securities. The Company shall use its best efforts to cause the Registration Statement to be declared effective by the SEC on the earlier of (i) 120 days following the Closing Date with respect to the Registration Statement, (ii) ten (10) days following the receipt of a "No Review" or similar letter from the SEC or (iii) the first business day following the day the SEC determines the Registration Statement eligible to be declared effective.

Under the Warrant, the investors have the right, for a period of three years from the date of such Warrant, to purchase a total of 1,000,000 shares of the Company’s common stock. The per share exercise price of the Warrant is $1.65.

The Warrant may be exercised, in whole or in part, by the Holder during the Exercise Period by (i) the presentation and surrender of this Warrant to the Company along with a duly executed Notice of Exercise specifying the number of Warrant Shares to be purchased, and (ii) delivery of payment to the Company of the Exercise Price for the number of Warrant Shares specified in the Notice of Exercise.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Description

   10.1

Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA PREMIUM TELEVISION GROUP, LTD

(Registrant)

Date:  July 22, 2007

By:  /s/ Li Li

Li Li, Chief Executive Officer

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